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      FORM 4
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                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
[ ] Check this box if                                WASHINGTON, D.C. 20549                                      OMB APPROVAL
    no longer subject                                                                                     --------------------------
    to Section 16.                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Form 4 or Form 5          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     OMB Number:      3235-0287
    obligations may             Section 17(a) of the Public Utility Holding Company Act of 1935           Expires:  January 31, 2005
    continue.                        or Section 30(h) of the Investment Company Act of 1940               Estimated average
    SEE Instruction 1(b)                                                                                  burden hours per
                                                                                                          response.............  0.5
(Print or Type Response)
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1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting
   Person*                                                                                Person(s) to Issuer
                                          PHARMACEUTICAL RESOURCES, INC. (PRX)
   GUTMAN     ARIE                                                                        (Check all applicable)
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  (Last)    (First)     (Middle)       3. IRS or Social      4. Statement for           x  Director                  10% Owner
                                          Security Number       Month/Year             ---                       ---
                                          of Reporting                                  x  Officer (give title       Other (specify
                                          Person                APRIL 25, 2003         ---          below)       ---        below)
                                          (Voluntary)
   300 TICE BOULEVARD                                                                   PRESIDENT - FINETECH LABORATORIES, LTD

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           (Street)                                          5. If Amendment,          7.  Individual or Joint/Group
                                                                Date of Original           Filing (Check Applicable Line)
                                                                (Month/Year)
                                                                                        x  Form filed by One Reporting Person
                                                                                       ---
WOODCLIFF LAKE  NJ  07677                                                                  Form filed by More than One Reporting
                                                                                       --- Person
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(City)    (State)    (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                             4. Securities Acquired    5. Amount of
                                                3.           (A) or Disposed of (D)    Securities
                                                Transaction  (Instr. 3, 4 and 5)       Beneficially     6. Ownership   7. Nature of
                    2.           2A. Deemed     Code         ------------------------  Owned Follow-    Form:          Indirect
1.                  Transaction  Execution      (Instr. 8)            (A)              ing Reported     Direct (D) or  Beneficial
Title of Security   Date         Date, if any   -----------           or               Transaction      Indirect (I)   Ownership
(Instr. 3)          (mm/dd/yy)   (mm/dd/yy)     Code    V    Amount   (D)    Price     (Instr. 3 and 4) (Instr. 4)     (Instr. 4)
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COMMON STOCK        04/25/03                    M            45,000    A    $21.65                         D
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COMMON STOCK        04/25/03                    S            24,800    D    $44.000                        D
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COMMON STOCK        04/25/03                    S             1,600    D    $44.08                         D
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COMMON STOCK        04/25/03                    S             3,400    D    $44.09                         D
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COMMON STOCK        04/25/03                    S               500    D    $44.10                         D
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COMMON STOCK        04/25/03                    S               200    D    $44.11                         D
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COMMON STOCK        04/25/03                    S               900    D    $44.15                         D
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COMMON STOCK        04/25/03                    S               100    D    $44.16                         D
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COMMON STOCK        04/25/03                    S             2,000    D    $44.20                         D
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COMMON STOCK        04/25/03                    S               100    D    $44.25                         D
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COMMON STOCK        04/25/03                    S               100    D    $44.26                         D
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COMMON STOCK        04/25/03                    S               300    D    $44.30                         D
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COMMON STOCK        04/25/03                    S               500    D    $44.32                         D
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COMMON STOCK        04/25/03                    S               500    D    $43.51                         D
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COMMON STOCK        04/25/03                    S            10,000    D    $43.50                         D
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COMMON STOCK        04/28/03                    M            30,000    A    $21.65                         D
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COMMON STOCK        04/28/03                    S            15,000    D    $44.35                         D
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COMMON STOCK        04/28/03                    S             4,700    D    $44.50                         D
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COMMON STOCK        04/28/03                    S               600    D    $44.000                        D
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COMMON STOCK        04/28/03                    S             1,100    D    $43.98                         D
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COMMON STOCK        04/28/03                    S               600    D    $43.97                         D
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COMMON STOCK        04/28/03                    S               100    D    $43.96                         D
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COMMON STOCK        04/28/03                    S             5,700    D    $43.95                         D
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COMMON STOCK        04/28/03                    S             2,200    D    $43.94                         D
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COMMON STOCK        04/28/03                    S             2,750    D    $44.3764       0               D
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                                                                                                                              (OVER)
                                                                                                                     SEC 1474 (3-99)

FORM 4 (continued)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
                                                                                                      9.         10.
                                                                                                      Number     Owner-
                                                                                                      of         ship
                                                                                                      Deriv-     Form
            2.                                                                                        ative      of
            Conver-                           5.                             7.                       Secur-     Deriv-
            sion                              Number of                      Title and Amount         ities      ative
            or               3A.              Derivative   6.                of Underlying    8.      Bene-      Secur-   11.
            Exer-            Deemed  4.       Securities   Date              Securities       Price   ficially   ity:     Nature of
            cise    3.       Execu-  Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4) of      Owned      Direct   Indirect
            Price   Trans-   tion    action   or Disposed  Expiration Date   ---------------- Deriv-  Following  (D) or   Benefi-
1.          of      action   Date,   Code     of (D)       (Month/Day/Year)           Amount  ative   Reported   In-      cial
Title of    Deriv-  Date     if any  (Instr.  (Instr. 3    ----------------           or      Secur-  Trans-     direct   Owner-
Derivative  ative   (Month/  (Month/ 8)       4 and 5)     Date     Expira-           Number  ity     action     (I)      ship
Security    Secur-  Day/     Day/    -------  -----------  Exer-    tion              of      (Instr. (Instr.)   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)   Code  V  (A)  (D)     cisable  Date     Title    Shares  5)      4)         4)       4)
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COMMON     $21.65  04/25/03           M            45,000   (1)     04/11/12 COMMON   300,000          255,000      D
STOCK                                                                        STOCK
OPTION
TO BUY

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COMMON     $21.65  04/28/03           M            30,000   (1)     04/11/12 COMMON   255,000          225,000      D
STOCK                                                                        STOCK
OPTION
TO BUY
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Explanation of Responses:                                             /s/ MARIAN E. GUSTAFSON          APRIL 29, 2003
                                                                    --------------------------------   ----------------
                                                                    ** Signature of Reporting Person         Date
                                                                    By:  MARIAN E. GUSTAFSON
                                                                    For: ARIE GUTMAN

Reminder:  Report on a separate line for class of securities beneficially owned directly or indirectly
*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

o Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.